EXHIBIT 99.1

Contact:

Patricia Baronowski
Pristine Advisers, LLC
(631) 756-2486

EQUUS ANNOUNCES SECOND QUARTER NET ASSET VALUE

HOUSTON, TX – August 15, 2022 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Company”) reports net assets as of June 30, 2022, of $37.2 million, a decrease of approximately $0.2 million since March 31, 2022. Net asset value per share decreased to $2.75 as of June 30, 2022, from $2.77 as of March 31, 2022. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	6/30/2022	3/31/2022	12/31/2021	9/30/2021	6/30/2021
Net assets	$37,155	$37,435	$36,365	$36,243	$34,724
Shares outstanding	13,518	13,518	13,518	13,518	13,518
Net assets per share	$2.75	$2.77	$2.69	$2.68	$2.57

Although the Fund experienced a small decrease in net asset value for the quarter, the fair value of the following portfolio investment increased during the second quarter of 2022:

•	Increase in the Value of Equus Energy. During the second quarter of 2022, the fair value of Equus Energy, LLC, increased from $15.0 million to $15.5 million. Among the various leasehold rights held by Equus Energy is a 50% working interest in 2,400 acres in the Permian Basin known as the Conger Field. A number of transactions that completed in 2021 and the first half of 2022 were concentrated in the Permian Basin, at imputed acreage values considerably in excess of values ascribed to such acreage in the past several years. In addition, West Texas Intermediate crude prices increased from $100.28 per barrel at March 31, 2022 to $105.76 per barrel at June 30, 2022, an increase of approximately 5.46%, while natural gas prices increased from $5.46 per MMBTU at March 31, 2022 to $6.54 per MMBTU at the end of the second quarter of 2022, which was an increase of approximately 19.8%.

Equus also holds working interests of 7.5% and 2.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres located in the area known as the ‘Eagle Ford Shale’ play. The Company received advice and assistance from a third-party valuation firm to support its determination of the fair value of this investment.

About Equus

The Company is a business development company that trades as a closed-end fund on the New York Stock Exchange under the symbol "EQS". Additional information on the Company may be obtained from the Company’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the performance of the Company, including our ability to achieve our expected financial and business objectives, and the other risks and uncertainties described in the Company’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.